For Immediate Release

FERRO ANNOUNCES CEO TRANSITION

•	James F. Kirsch Steps Down as Chairman, President and CEO

•	Peter T. Thomas Named Interim President and CEO as Board Conducts Search

•	Director William B. Lawrence Becomes Acting Chairman

CLEVELAND—November 13, 2012 – Ferro Corporation (NYSE: FOE, the “Company”) today announced that James F. Kirsch has stepped down as President and Chief Executive Officer. The Company’s Board of Directors also accepted Mr. Kirsch’s resignation from the Board. Peter T. Thomas, Operating Vice President of Polymer and Ceramic Engineered Materials, has been named Interim President and Chief Executive Officer. The Board has engaged a third-party search firm to assist in the search for a permanent successor to Mr. Kirsch and will consider both internal and external candidates. William B. Lawrence, a member of Ferro’s Board of Directors, is serving as Acting Chairman of the Board.

“On behalf of the entire Board, I want to thank Jim for his dedication and many contributions to Ferro,” said Mr. Lawrence. “Since late 2004, he was instrumental in strengthening our balance sheet, developing a strong Company culture and improving our organizational processes, but the Board and Jim have agreed that now is the right time to identify new leadership for the future. Through this transition, the Board remains committed to the previously announced strategic review of our solar pastes business, and to aggressively pursuing actions to improve profitability and build shareholder value.

“The Company is moving aggressively to enhance its return on invested capital,” continued Mr. Lawrence. “Peter has more than 30 years of experience in the chemicals and materials manufacturing industries and has a track record at Ferro of enhancing value through cost reductions and improved leverage on existing capital. Peter also has led successful growth initiatives at Ferro, including the development of the pigmented inks business for digital tile printing. His experience and achievements led to the Board’s decision to select him for this interim position and to consider him a candidate to become the permanent Chief Executive Officer.”

Peter Thomas has served as Operating Vice President of Polymer and Ceramic Engineered Materials at Ferro since 2009. He began his career with Ferro in 2000 as Director of Sales for Polymer Additives, and has held positions of increasing responsibility, including Commercial Director for Performance and Fine Chemicals, and Vice President of Organic Specialties. Prior to joining Ferro, Mr. Thomas was Vice President of the Oleochemical-Derivatives business unit for Witco Corporation, where he also served as Vice President of Sales and Global Market Director. Before joining Witco, he served in a variety of roles at Inland Leidy Chemical Distribution, GAF Corporation, and Noxell Corporation. Mr. Thomas received a Master of Business Administration degree from Loyola College, Baltimore, Maryland, and a Bachelor of Science degree in chemistry from Duquesne University, Pittsburgh, Pennsylvania.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,100 employees globally and reported 2011 sales of $2.2 billion.

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INVESTOR CONTACT:

David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-5488
E-mail: david.longfellow@ferro.com

MEDIA CONTACT:

Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-5401
E-mail: mary.abood@ferro.com